LEVITZ FURNITURE INCORPORATED
                         6111 BROKEN SOUND PARKWAY, N.W.
                              BOCA RATON, FL  33487









                                            July 1, 1996



         Apollo Investment Fund III, L.P.
         1301 Avenue of the Americas
         New York, New York  10019

         Attention:  Mr. Joshua J. Harris

         Ladies and Gentlemen:

                   In connection with the Credit Agreement, dated as of July 1, 1996, among Levitz Furniture Corporation, Levitz Furniture Company of the Midwest, Inc., Levitz Furniture Company of the Pacific, Inc., Levitz Furniture Company of Washington, Inc. and John M. Smyth Company as Borrowers, each of the financial institutions initially a signatory thereto, together with those assignees pursuant to Section 11.8 thereof, as Lenders, with Levitz Furniture Corporation as LFC Funds Administrator and BT Commercial Corporation, as Agent, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Levitz Furniture Incorporated (the "Company") hereby agrees that it shall, for so long as Apollo Investment Fund III, L.P. ("Apollo") and/or its affiliates beneficially own, directly or indirectly, at least 2,500,000 shares of the Company's common stock, par value $.01 per share ("Common Stock") (as such number may be adjusted from time to time in connection with any stock split, merger, recapitalization or similar transaction, the "Required Number"):

              1. If Apollo at any time requests, cause to be provided to Apollo or its designated representative copies of all materials, information and communications delivered to members of the Boards of Directors of the Company and any of its significant subsidiaries,





         Apollo Investment Fund III, L.P.
         July 1, 1996
         Page 2


                   concurrently with the delivery of such materials to the Board members;

              2. If Apollo at any time requests, (i) cause one representative designated by Apollo (the "Apollo Representative") to be elected to the Board of Directors of the Company and (ii) unless Apollo so requests, cause the Apollo Representatives (or his or her replacement as designated by Apollo) to be nominated for reelection to such Board and use its best efforts to cause the Apollo Representative to be reelected;

              3. If Apollo at any time requests, at any time when there is no Apollo Representative, cause one representative designated by Apollo (the "Apollo Observer") to be permitted to attend as an observer all meetings (including meetings of any committee) of the Board of Directors of the Company;

              4. To provide the Apollo Observer, if any, timely notice of all Board meetings (including committee meetings) and copies of all materials described in paragraph
                   (1) above, in the manner so described, as though the Apollo Observer were a Board or committee member, as the case may be; and

              5. Indemnify the Apollo Representative (if any), to the same extent indemnification is provided to other directors of the Company and its subsidiaries, and provide the Apollo Representative with the identical kind and amount of liability insurance coverage and other benefits, if any, afforded other Board members.

                   It is understood that, for purposes of determining whether Apollo and its affiliates own the Required Number, all warrants, options, or other securities exercisable for or convertible into Common Stock owned by Apollo and its affiliates shall be treated as though they had been exercised or converted immediately prior to any date of determination, so that Apollo and its affiliates are deemed to own the Common Stock underlying such securities. To the extent the Common Stock is changed into another security by reason of merger, consolidation, recapitalization or other transaction, appropriate adjustment shall be made consistent with the intent of this letter.

                   The parties recognize and agree that if for any reason any of the provisions of this letter agreement are not





         Apollo Investment Fund III, L.P.
         July 1, 1996
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         performed in accordance with their specific terms or are
         otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this letter agreement. In the event that any action should be brought in equity to enforce the provisions of the letter agreement, neither party shall allege, and each party hereby waives the defense, that there is adequate remedy at law.

                   Please acknowledge your acceptance of the foregoing by signing both copies of this letter and returning it to the Company to the attention of the undersigned.

                                       LEVITZ FURNITURE INCORPORATED


                                       By: /s/ Edward P. Zimmer
                                          Name: Edward P. Zimmer
                                          Title: Vice President and
                                                 General Counsel



         AGREED TO AND ACCEPTED BY:

         APOLLO INVESTMENT FUND III, L.P.
         By:  Apollo Advisors II, L.P.
              Its General Partner
         By:  Apollo Capital Management II, Inc.
              Its General Partner



         By: /s/ Joshua Harris
            Name: Joshua Harris
            Title: Vice President